EXHIBIT 23.3

                           Chang G. Park, CPA, Ph. D.
        * 2667 CAMINO DEL RIO S. PLAZA B * SAN DIEGO * CALIFORNIA 92108 *
       * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 764-5480
                         * E-MAIL changgpark@gmail.com *



September 12, 2008

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of August 28, 2007 on the audited financial statements of DoMar Exotic Furnishings Inc.as of May 31, 2007 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very Truly Yours,


/s/ Chang G. Park
---------------------------
CHANG G. PARK, CPA
San Diego, CA




        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board